UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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First Trinity Financial Corporation
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April 23, 2013

To my Fellow Shareholders:

Enclosed is our Proxy Supplement including information that has been updated since our proxy statement dated March 22, 2013.  To be clear, there is no change to the proposals communicated previously and being voted on at our 2013 Annual Meeting to be held on May 15, 2013.

If you have already submitted your proxy, you need to do nothing else unless you wish to change your vote or revoke your proxy.

If you have not yet voted, I urge you to do so.

Please contact me if you any questions.

I look forward to seeing you at the Annual Meeting.

Please recall that the Annual Meeting of Shareholders of First Trinity Financial Corporation, an Oklahoma corporation will be held in the Premier Room of the Embassy Suites Tulsa – Interstate 44, 3332 South 79th East Avenue, Tulsa, Oklahoma 74145 on Wednesday, May 15, 2013, at 1:00 p.m. Central Daylight Time.

Sincerely,

/s/ Gregg E. Zahn

Gregg E. Zahn
Chairman, President and Chief Executive Officer

FIRST TRINITY FINANCIAL CORPORATION
7633 East 63rd Pl Ste 230
Tulsa, OK 74133

SUPPLEMENT TO THE PROXY STATEMENT

This proxy statement supplement (the "Proxy Supplement") supplements the proxy statement (the "Proxy Statement") filed with the U.S. Securities and Exchange Commission on March 22, 2013, relating to the annual meeting (the "Annual Meeting") of stockholders of First Trinity Financial Corporation, an Oklahoma corporation ("FTFC" or "the Company"), to be held on May 15, 2013.  The purpose of this Proxy Supplement is to provide certain information as of April 23, 2013.  The record date for determining stockholders entitled to vote at the Annual Meeting has not changed.  Except as amended or supplemented by the information contained in this Proxy Supplement, the Proxy Statement continues to apply and should be considered (along with this Proxy Supplement) in casting your vote in connection with the Annual Meeting.  All capitalized terms used but not defined in this Proxy Supplement have the meanings ascribed to them in the Proxy Statement.

The sections "Proposal One: Election of Directors -- Nominees for election at the Annual Meeting," "Executive Compensation," and "Compensation Discussion and Analysis" are hereby updated in their entirety as set forth below.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Nominees for Election at the Annual Meeting

The Nomination and Corporate Governance Committee, consisting of two independent directors and one non-independent director as determined under applicable NASDAQ listing standards, recommended the seven individuals set forth in the table below for nomination by our full Board of Directors. Seven of the eight current directors were recommended for re-election.  Based on such recommendations, our Board of Directors nominated such seven directors for election at the Annual Meeting.

 The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, position with the Company and business experience.

			Director
Name of Nominee	Age	Position/Principal Occupation	Since
Gregg E. Zahn (4)	51	Director; Chairman, President and Chief Executive Officer of First Trinity	2004
William S. Lay (3) (4)	73	Director; Vice President and Chief Investment Officer of First Trinity	2007
Bill H. Hill (1) (2)	72	Director; Former President of Eastern Oklahoma State College	2004
Charles W. Owens (3)	58	Director; Insurance and Marketing Services	2004
George E. Peintner (2) (4)	59	Director; Marketing Company	2004
Gary L. Sherrer (1) (3)	54	Director; Assistant Vice President, Division of Agricultural Sciences and Natural Resources for Oklahoma State University Foundation	2004
Will W. Klein (1)(2)	80	Director; Insurance Company Chief Executive Officer	2011

(1)	Member Audit Committee
(2)	Member Compensation Committee
(3)	Member Nominating and Corporate Governance Committee
(4)	Member Investment Committee

The following is a brief description of the previous business background of the executive officers and directors.

Gregg E. Zahn is a member of the Board of Directors of First Trinity since 2004.  He became President and Chief Executive Officer in October 2007.  He became Chairman in 2011.  From 2004 until October 2007 he was Director of Training and Recruiting and a member of the Board of Directors. He is President and Chief Executive Officer and Director of TLIC and FTCC and has served in those positions since October 2007.  He was Executive Vice President of First Life America Corporation from December 2008 until August 2009.  He became Chairman, Chief Executive Officer and Director of Family Benefit Life Insurance Company in December 2011.  Between 1997 and March 2004, Mr. Zahn served as Marketing Vice President of First Alliance Insurance Company of Lexington, Kentucky and as Assistant to the President of First Alliance Corporation and Mid American Alliance Corporation. He was President of Alliance Insurance Management from 2001 to 2003.  Mr. Zahn serves as a member of the Board of Directors of Great Nation Financial Corporation. He is also Chairman of the Board of Directors of Texas Republic Capital Corporation.

William S. Lay is Vice President, Chief Investment Officer since March 2011 and served as Chief Financial Officer from April of 2007 through June 2010 and Secretary and Treasurer from April 2007 through March 2011. He has been a Director since 2007.  He also serves as an Officer and Director of TLIC, Family Benefit Life Insurance Company and FTCC.  For the past five years, Mr. Lay has been a financial officer and business consultant, specializing in corporate financial and consulting services for small sized entrepreneurial companies. Prior to that, Mr. Lay was an officer and director of numerous life insurance companies and also has experience in business acquisitions, mergers and reorganizations. Mr. Lay serves as Secretary and Treasurer of Great Nation Financial Corporation and Texas Republic Capital Corporation.

Bill H. Hill has been a member of the Board of Directors since inception in 2004. He also serves as a Director of TLIC and FTCC. He was President of Eastern Oklahoma State College, in Wilburton, OK from 1986-2000. He retired in 2000 and has been a rancher since that time.

Will W. Klein has been a member of the Board of Directors since 2011. He also serves as a Director of TLIC, Family Benefit Life and FTCC. He has been Chief Executive Officer of SkyMed International, Inc. since 1993.  Mr. Klein was named to The Order of Canada in 1983, the country’s highest civilian honor.

Charles W. Owens has been a member of the Board of Directors since inception in 2004.  He is a Director of TLIC and FTCC. Mr. Owens has served as the President and Owner of Tinker Owens Insurance and Marketing Services since its inception in 1988.

 George E. Peintner has been a member of the Board of Directors since inception in 2004.  He is a Director of TLIC, Family Benefit Life Insurance Company and FTCC. Mr. Peintner is the Owner of Peintner Enterprises. Peintner Enterprises is a Marketing Company established in 1980.

Gary L. Sherrer has been a member of the Board of Directors since inception in 2004.  He is a Director of TLIC, Family Benefit Life Insurance Company and FTCC. He is an Assistant Vice President for External Affairs for the Division of Agricultural Sciences and Natural Resources for Oklahoma State University. Mr. Sherrer was Assistant CEO of KAMO Power from 2001-2004. Prior to his position as Assistant CEO, Mr. Sherrer held the position of Chief Administrative Officer for seven years at KAMO Power.

There are no family relationships between directors or officers.

Board Meetings and Committees

The Board of Directors of First Trinity held six meetings during 2012. The meetings were held on call and there was an organizational meeting following the Annual Meeting. During 2012, the Board of Directors had a standing Audit Committee, Compensation Committee, Nomination and Governance Committee and Investment Committee.

All directors attended all of the six Board of Directors meetings held during 2012.  The Company encourages, but does not require, its board members to attend the Annual Meeting.  In 2012, six directors attended the Annual Meeting.  First Trinity plans to schedule future annual meetings so that at least a majority of its directors can attend the Annual Meeting.

Code of Conduct and Ethics

The Company has a Code of Conduct and Ethics (“Code”) applicable to all directors and employees, including our Chairman of the Board, Chief Executive Officer and other senior executives, to help ensure that our business is conducted in accordance with high standards of ethical behavior.  The Code is published on our website at www.firsttrinityfinancial.com under “Corporate Governance”

Communication with the Board of Directors

Shareholders and other interested parties can communicate with the Board of Directors, including the non-management directors, either by writing to First Trinity Financial Corporation, Board of Directors, Attention: Corporate Secretary, 7633 East 63rd Place, Suite 230, Tulsa, Oklahoma 74133 or by calling 1-888-883-1499.  An independent third-party service answers all calls to this toll-free telephone number, and passes the caller’s information on to our Chairman of the Audit Committee, who in turn transmits the information to the appropriate member of the Board of Directors. Communications may be anonymous or confidential.  Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee.  Other concerns will be referred to the Chairman of the Board.  All shareholder-related complaints and concerns will be received, processed and acknowledged by the Company’s Board of Directors. Further information regarding communications with the Board of Directors may be found at the Company’s website, www.firsttrinityfinancial.com under “Corporate Governance.”

Audit Committee

The Audit Committee of the Board of Directors is currently composed of three directors: Will W. Klein (chairman), H. Bill H. Hill and Gary L. Sherrer, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards.  The Board of Directors has also determined that Mr. Klein qualifies as an "audit committee financial expert," as defined in applicable SEC rules.

The Audit Committee met four times during 2012.  The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company's financial reporting process, the system of internal financial controls and audits of its financial statements.  The Audit Committee (1) provides oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements, (2) assists the Board of Directors in oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent public accounting firm’s qualifications, independence and performance, and the Company’s internal accounting and financial controls, and (3) provides to the Board of Directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.   The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of the Company’s website at www.firsttrinityfinancial.com.

Compensation Committee

The Compensation Committee currently consists of directors George E. Peintner (Chairman), Bill H. Hill and Will W. Klein, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards.  The Compensation Committee met two times during 2012.  The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers and performs such other duties as may from time to time be determined by the Board of Directors.  The Compensation committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of the Company’s website at www.firsttrinityfinancial.com.

Nominating and Corporate Governance Committee

The Board of Directors provided for a Nominating and Corporate Governance Committee at its April 18, 2007 meeting.  This committee meets on call and submits recommendations to the Board of Directors for members of the Board to be submitted to the shareholders for election. The Nominating and Corporate Governance Committee, which currently consists of independent (as the term is defined by the NASDAQ listing standards) directors Charles W. Owens (Chairman) and Gary L. Sherrer and non-independent director William S. Lay, met two times in 2012.  The Nominating and Corporate Governance committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of the Company’s website at www.firsttrinityfinancial.com.  The Nominating Committee considers individuals recommended by Company shareholders.  Such recommendations should be submitted to the Secretary of the Company at least 120 days before the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting.  In considering nominees, the Committee should address the performance and contribution of incumbent directors, as well as the qualifications of new nominees.

Director Compensation

 Directors who are not employees of the Company will receive a $1,000 annual retainer, $1,500 plus expenses for each Board of Directors meeting they attend in person, $250 for each meeting in which they participate telephonically and $250 for any committee meeting they attend not held in conjunction with a Board of Directors’ meeting.  The Director Compensation Table for 2012 is set forth below.

EXECUTIVE COMPENSATION

The Compensation Committee assists the Board of Directors in overseeing the management of the Company’s compensation and benefits program, chief executive officer performance and executive development and succession efforts.  In addition, they oversee the evaluation of management and compensation of the officers of the Company.

The primary objective of our compensation program is to offer executive officers competitive compensation packages that will permit the Company to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate manner in the long-term interest of the Company and its shareholders.

Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Company does not currently engage any consultant related to executive compensation matters.

The Company’s compensation program for executive officers consists of base salary, consideration for annual bonuses, 401(k) plan and life, health and dental insurance coverage. These elements are intended to provide an overall compensation package that is commensurate with the Company’s financial resources, that is appropriate to assure the retention of experienced management personnel and that aligns their financial interest with those of our shareholders.

Base Salary:  Salary levels recommended by the Compensation Committee are intended to be competitive with salary levels of similarly situated companies, commensurate with the executive officers' respective duties and responsibilities, and reflect the financial performance of the Company.  Annual salary increases are considered based on the same criteria.

Cash Bonuses: Bonus amounts are based on individual performance and are intended to reward superior performance.  The Compensation Committee may also take into account additional considerations that it deems appropriate. Bonuses are discretionary and there is no formal bonus plan in place.

The following Summary Compensation Table sets forth the compensation of the executive officers compensation that exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($) (3)	Total ($)

Gregg E. Zahn (1)	2012	300,000	175,000	10,950	485,950
President and Chief Executive Officer	2011	247,917	-	9,300	257,217

Jeffrey J. Wood (2)	2012	200,000	60,000	-	260,000
Chief Financial Officer, Secretary and Treasurer	2011	185,417	-	-	185,417

(1)	Mr. Zahn was elected President and Chief Executive Officer on October 4, 2007.
(2)	Mr. Wood was elected Chief Financial Officer in June 2010 and Secretary and Treasurer in March 2011.
(3)	This amount is an auto allowance

Employment Agreements

Gregg E. Zahn entered into an employment agreement with FTFC on June 7, 2010, with amendments on December 8, 2011, October 8, 2012 and April 9, 2013.  The April 9, 2013, amendment was retroactive to January 1, 2013.  The employment agreement and amendments were reported by the Company in its Current Reports on Form 8-K filed on June 11, 2010, December 13, 2011, October 10, 2012, and April 11, 2013, respectively.    The employment agreement dated June 7, 2010, effective and retroactive to May 1, 2010, contained the terms and conditions of the agreement.  The most recent amended agreement is for a term through April 30, 2014 with automatic one-year extensions each year on May 1 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.  Under the April 9, 2013, amendment:

•
Mr. Zahn's annual salary of $300,000 will increase annually on January 1st of each year by 6% (retroactive to January 1, 2013) during 2013 and in subsequent years as follows:  2013 - $318,000; 2014 - $337,080; 2015 - $357,304; 2016 - $378,742; and 2017 - $401,466.  Mr. Zahn's base salary will be revisited when the Company's assets reach $500,000,000;

•
Mr. Zahn will receive an asset growth bonus (with assets measured using the U.S. GAAP basis of accounting) as follows:  $200,000 bonus when the Company’s assets reach $200,000,000; $250,000 bonus when the Company’s assets reach $250,000,000; $300,000 bonus when the Company’s assets reach $300,000,000; $350,000 bonus when the Company’s assets reach $350,000,000; $400,000 bonus when the Company’s assets reach $400,000,000; $450,000 bonus when the Company’s assets reach $450,000,000 and $500,000 bonus when the Company’s assets reach $500,000,000. More than one asset growth bonus can be reached in any given year. Mr. Zahn’s asset growth bonus will be revisited when the Company’s assets reach $500,000,000; and

•
Mr. Zahn will receive a net profit bonus of 5% of the net income (with operating results measured using the U.S. GAAP basis of accounting) of the Company each year after completion of the audit and the filing of the Company’s Form 10-K. The net profit bonus will be capped at 200% of Mr. Zahn’s base salary for the year the net profit bonus was calculated. The initial net profit bonus will be calculated for the year ended December 31, 2012.

Mr. Zahn also receives an auto allowance that was raised from $850 to $1,100 during 2012.  He is entitled to participate in the Company’s employee benefit plans available to other executives.  Amounts payable, as of December 31, 2012, in the event of Mr. Zahn’s termination of employment by the Company not for cause or for good reason is $600,000.

William S. Lay entered into an employment agreement dated December 8, 2011, with the Company, effective January 1, 2012.  The December 8, 2011 agreement is for a term through December 31, 2013 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.  Mr. Lay’s base salary will be $31,250 for working 375 hours in 2012 and 2013.  Any additional hours beyond 375 in 2012 and 2013 will be reimbursed at $90 per hour.  He is entitled to participate in the Company’s employee benefit plans available to other executives.  He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance.  Amounts payable, as of December 31, 2011, in the event of Mr. Lay’s termination of employment by the Company not for cause or for good reason is $31,250.

Jeffrey J. Wood entered into an employment agreement dated December 8, 2011 with the Company, effective and retroactive to August 1, 2011.  The agreement is for a term through December 31, 2013 with automatic one-year extensions each year on December 31 and is subject to earlier termination based on disability, death, termination by the Company, with or without cause.  Mr. Wood’s base salary of $200,000 effective August 1, 2011 was increased to $225,000 per year pursuant to an amendment to his employment agreement as of April 9, 2013, and effective as of January 1, 2013.  The amendment was reported in the Company's Current Report on Form 8-K filed on April 11, 2013.  He is entitled to participate in the Company’s employee benefit plans available to other executives.  He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance.  Amounts payable, as of December 31, 2010, in the event of Mr. Wood’s termination of employment by the Company not for cause or for good reason is $200,000.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

The following Compensation Discussion and Analysis ("CD&A") describes the material elements of compensation for executive officers identified in the Summary Compensation Table.

Compensation Philosophy

The Compensation Committee, composed of three independent directors, is responsible for implementing our compensation philosophy for directors, executive officers and employees. Our goal is to ensure we employ qualified, experienced executive officers whose financial interests are aligned with that of our shareholders. Because we do believe a systematic pattern exists between executive compensation and performance, our compensation philosophy is structured to "motivate" managerial behaviors through a combination of base and incentive compensation. Another of our objectives is to acquire and retain people of integrity who take pride in delivering positive results.  The final objective, due to our philosophy to outsource many functions and retain a low number of full-time and part-time employees, requires us to have executive officers that are able to perform and have an intimate knowledge of a combination of executive, actuarial, accounting, operating and other understandings inherent in supervising and growing a successful life insurance company.

Overview of Compensation Program

Our compensation consists of salary, bonuses, allowances and benefit plans generally administered equally for all qualified Company employees. The Compensation Committee establishes a salary for each senior executive based on long-term corporate objectives, competitive industry practices and each executive officer's contributions.  The Compensation Committee seeks to ensure executive compensation is reasonable, fair and competitive. In order to make this determination, toward the end of each calendar year, the Compensation Committee generally evaluates the Company's performance and then conducts a similar exercise with respect to a group of comparable companies.

"Say-on-Pay" and "Say-When-on-Pay"

We believe our compensation philosophy and structure is fair for our executive officers.  Shareholders will not find complex compensation formulas to evaluate and approve.  However, to retain our limited number of corporate executives, we generally allow a minimum of one year to a maximum of 2.99 years of compensation in the event of termination of employment by the Company not for cause or for good reason.  Our straightforward and simplified approach to executive compensation insulates our shareholders from the types of corporate excesses which led to the enactment of "Say-on-Pay" and "Say-When-on Pay." We believe our compensation solution favorably serves our shareholders on matters of executive pay.

Compensation Performance Analysis

Our executive management team is led by Gregg E. Zahn and Jeffrey J. Wood who are full-time employees and William S. Lay who is a part-time employee.  The Compensation Committee conducted a review of the performance of Gregg E. Zahn, Jeffrey J. Wood and William S. Lay for the year 2012.  This review included an evaluation of the progress made towards the attainment of our corporate objectives and the role these individuals played in meeting those objectives.  The review also included a broad-based comparison of salaries with senior executives of other publicly traded life insurance companies.  Due to our being a smaller public reporting company and that our common stock is not publicly traded, it is difficult to find public life insurance companies that are comparable to us.  Despite the continuing global economic uncertainty, other market related factors for the majority of 2012 and the conversion and synergy of Family Benefit Life Insurance Company (“Family Benefit Life”) acquired in late 2011, excluding the gain from the acquisition of Family Benefit Life, the Company experienced increases in assets, revenues and net income applicable to common shareholders of $20,702,662, $5,499,740 and $657,367, respectively, in 2012 as compared to 2011.

 The Company's performance in 2012 reflected the conversion and synergy of Family Benefit Life during 2012 and the business philosophy and leadership of Gregg E. Zahn and Jeffrey J. Wood.  Giving consideration to these factors, the Compensation Committee was encouraged by executive management's demonstrated leadership. The Compensation Committee considers Gregg E. Zahn and Jeffrey J. Wood to be valuable executive officers in implementing our corporate objectives.

Gregg E. Zahn continues to lead the Company in accordance with the ideals and philosophies of acquisition of companies and organic growth of the life insurance business coupled with the ultimate goal of establishing a public traded stock. Jeffrey J. Wood reports to Gregg E. Zahn and leads the daily operations of the Company in accordance with those same ideals and philosophies.  In 2012, Gregg E. Zahn and Jeffrey J. Wood met and exceeded the subjective expectations of our Board of Directors and shareholders.

The Compensation Committee remains cautious about its responsibility to shareholders in setting executive compensation during difficult market conditions and has asked executive management to focus on continued asset growth and profitability.  Gregg E. Zahn received an increase in base salary to $300,000 in 2012 and also received a $175,000 bonus in 2012 primarily related to the profitable acquisition of Family Benefit Life that resulted in a 2011 gain from that acquisition of $6,229,383.  Jeffrey J. Wood’s 2012 salary of $200,000 was left unchanged for 2012 but he received a $60,000 bonus in 2012 also related to the profitable acquisition of Family Benefit Life.  William S. Lay received a $15,000 bonus in 2012 also related to the profitable acquisition of Family Benefit Life.  In the case of Mr. Zahn, the Compensation Committee sought to align the Company's goals of asset growth and profitability by amending Mr. Zahn's employment agreement to provide objective standards for his annual compensation based on these two factors.  The amendment, which was adopted on April 9, 2013, and became effective as of January 1, 2013, is described under Executive Compensation above.

Compensation Comparables

To assist in establishing the compensation for 2012, the Compensation Committee utilized independent sources to identify "comparables" within the life insurance industry. We believe a comparable is a point of reference for measurement, but not the determinative factor for our executives' compensation. Because the comparative compensation information is one of several analytic tools used in setting executive compensation, the Compensation Committee has discretion in determining the manner and extent of its use.

Three comparables were selected for discussion of 2012 salaries. These comparables were: Atlantic American Life and Health, National Security Group and Midwest Holdings, Inc. However, each of these comparable companies has different operating activities and product mixes compared to FTFC but there is insufficient public information available on compensations for life insurance companies closer to our size.  We also analyzed the results of Investors Heritage Life Insurance Company and Citizens, Inc.  These last two companies are larger than us in size but we are familiar with their operations and executives due to third part administrative services arrangements and prior employment history.  Data obtained on each comparable company included total assets, liabilities, shareholders’ equity, revenues, benefits and expenses, taxes and net income. Compensation data found on these comparables was limited to only those individuals for whom compensation information was disclosed publicly. As a result, the data typically included only the most highly compensated officers at each company as of their latest public filing.  Generally, this correlated to the Chairman/CEO, President and the individuals who are chief level officers (Chief Financial Officer, Chief Operating Officer and Chief Investment Officer) or the equivalent with us.

Comparative Compensation Analysis

The overall results of the comparables study provided additional information for the Compensation Committee to consider. As noted above, the Compensation Committee reviewed a number of factors within the comparable companies; however, with the focus on base salary compensation.

Based on the Compensation Committee's analysis, the recommended 2012 base salary compensation for Gregg E. Zahn, our Chairman, President and Chief Executive Officer, and Jeffrey J. Wood, our Chief Financial Officer, Secretary and Treasurer, was determined to be low by the Compensation Committee, especially in light of the many roles that they perform for our Company.  These amounts are significantly lower than both the base compensation and total compensation for the comparable companies.  In analyzing these factors, the Compensation Committee concluded that $300,000 is a low base salary compensation for our Chairman, President and Chief Executive Officer and $200,000 is also a low base salary compensation for our Chief Financial Officer.  However, the Compensation Committee believes that through the use of appropriate bonuses and other incentives, these compensation shortages can be managed most efficiently and effectively using Company asset growth and profitability as measurement standards.

The Compensation Committee followed a similar, albeit less elaborate, process with respect to comparing the compensation for William S. Lay in his role as Chief Investment Officer and as a part-time employee.  William S. Lay has extensive experience in the life insurance industry and contributes unique skills in Company management, operations, investment analysis and merger and acquisition activities.   His salary was not objectively determined, but instead reflected his contractual pay that was established in late 2011 at a level the Compensation Committee concluded was appropriate based upon our compensation philosophy and his experience and tenure.

Board Process and Conclusion

The Board of Directors discussed the Compensation Committee's recommended 2012 compensation and adopted the recommendations as proposed.  The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, which the Board of Directors approved.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

George E. Peintner, Chairman
Bill H. Hill
Will W. Klein

* * * *

This Proxy Supplement revises only the items of the Proxy Statement as specified above and amends and restates those items solely to reflect the changes described above.  There are no other changes to the Proxy Statement.

Please note that if you have already voted your shares and do not wish to change your vote, no further action is necessary. If you wish to change your vote in light of the revisions included in this Proxy Supplement or otherwise, please see page 5 of the Proxy Statement for information on how to revoke or change your vote.  If you have not already voted, of if you wish to change your vote, we urge you to vote as soon as possible.

If you have any questions about this Proxy Supplement, please contact the Company at (918) 249-2438.